CORPORATE POLICY
		Rev:	A
Policy Title: Clawback Policy		Effective Date:	November 1, 2023
Function: Legal, Compliance and Corporate Development
Author:	T. Okasha
Approver:	L. Marino	Page: 1 of 10

1.0    OVERVIEW
1.1    PURPOSE
The Board of Directors (the “Board”) of ITT Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with any financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10D-1 promulgated thereunder and the listing standards of the New York Stock Exchange (the “NYSE”).
1.2    SCOPE
This Policy applies to both current and former Executive Officers and Senior Executives.
1.3     ROLES & RESPONSIBILITIES
This Policy will be administered by the Compensation and Human Capital         Committee (the “Committee”). Any determinations made by the Committee shall be final, conclusive and binding on all affected individuals.
1.4     KEY TERMS
Code: means the Internal Revenue Code of 1986
Company Group: means the Company and each of its Subsidiaries, as applicable.

Covered Compensation: means any Incentive-Based Compensation granted, vested or paid to a person who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation and that was received (i) on or after October 2, 2023 (the effective date of the NYSE listing standard), (ii) after the person became an Executive Officer and (iii) at a time that the Company had a class of securities listed on a national securities exchange or a national securities association.
Erroneously Awarded Compensation: means the amount of Covered Compensation granted, vested or paid to a person during the fiscal period when the applicable Financial Reporting Measure relating to such Covered Compensation was attained that exceeds the amount of Covered Compensation that otherwise would have been granted, vested or paid to the person had such amount been determined based on the applicable Restatement, computed without regard to any taxes paid (i.e., on a pre-tax basis). For Covered Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the Committee will determine the amount of such Covered Compensation that constitutes Erroneously Awarded Compensation, if any, based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Covered Compensation was granted, vested or paid and the Committee shall maintain documentation of such determination and provide such documentation to the NYSE.
Executive Compensation: means Erroneously Awarded Compensation and/or Performance-Based Compensation.
Executive Officer: means each “officer” of the Company as defined under Rule 16a-1(f) under Section 16 of the Exchange Act, which shall be deemed to include any individuals identified by the Company as executive officers pursuant to Item 401(b) of Regulation S-K under the Exchange Act. The Executive Officers of the Company are identified on an annual basis via resolution of the Board.
Financial Reporting Measure: means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures and may consist of GAAP or non-GAAP financial measures, (ii) stock price or (iii) total shareholder return. Financial Reporting Measures may or may not be filed with the SEC and may be presented outside the Company’s financial statements, such as in Managements’ Discussion and Analysis of Financial Conditions and Result of Operations or in the performance graph required under Item 201(e) of Regulation S-K under the Exchange Act.
Home Country: means the Company’s jurisdiction of incorporation.
Incentive-Based Compensation: means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure (including any amounts under any long-term disability, life insurance or supplemental retirement or severance plan or agreement or any notional account that is based on Incentive-based Compensation, as well as any earnings accrued thereon). Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in or otherwise relating to the Incentive-Based Compensation award is attained, even if the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period. Base salary, time-vesting awards, compensation awarded on the basis of the achievement of metrics that are not Financial Reporting Measures or compensation awarded solely at the discretion of the Committee or Board does not count as Incentive-Based Compensation.
Lookback Period: means the three completed fiscal years (plus any transition period of less than nine months that is within or immediately following the three completed fiscal years and that results from a change in the Company’s fiscal year) immediately preceding the date on which the Company is required to prepare a Restatement for a given reporting period, with such date being the earlier of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement. Recovery of any Erroneously Awarded Compensation under the Policy is not dependent on if or when the Restatement is actually filed.
Performance-Based Compensation: means compensation awarded to or earned by a Senior Executive based on performance during fiscal periods materially affected by a Material Restatement (including annual cash incentive/bonus awards and all forms of equity-based compensation).
Restatement: means a required accounting restatement of any Company financial statement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Material Restatement”) or (ii) to correct an error in previously issued financial statements that is not material to the previously issued financial statements but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Changes to financial statements that do not constitute a Restatement include retroactive: (i) application of a change from one generally accepted accounting principle to another generally accepted accounting principle; (ii) revisions to reportable segment information due to a change in internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustments to provisional amounts in connection with a prior business combination; and (vi) revisions for stock splits, reverse stock splits, stock dividends, or other changes in capital structure. When an error originated in previously issued financial statements but is corrected in the current-period financial statements, the correction is an out-of-period adjustment that is immaterial to the previously issued financial statements and immaterial to the current period. Thus, an out-of-period adjustment is not an accounting restatement.
SEC: means the United States Securities and Exchange Commission.
Senior Executive: means an Executive Officer or any other employee of the Company Group who received performance stock units under the Company’s long term incentive plan.
Subsidiary: means any domestic or foreign corporation, partnership, association, joint stock company, joint venture, trust or unincorporated organization “affiliated” with the Company, that is, directly or indirectly, through one or more intermediaries, “controlling”, “controlled by” or “under common control with”, the Company. “Control” for this purpose means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, contract or otherwise.
2.0     POLICY
2.1     Recoupment of Executive Officer Compensation
In the event of a Restatement, the Chief Accounting Officer will promptly notify the General Counsel, Deputy General Counsel and the Corporate Secretary and the Committee will promptly be informed.
2.1.1    Recoupment of Erroneously Awarded Compensation
Any Erroneously Awarded Compensation received during the Lookback Period prior to the Restatement (a) that is then-outstanding but has not yet been paid shall be automatically and immediately forfeited and (b) that has been paid to any person shall be subject to reasonably prompt repayment to the Company Group in accordance with Section 2.2 of this Policy. The Committee must pursue (and shall not have the discretion to waive) the forfeiture and/or repayment of such Erroneously Awarded Compensation in accordance with Section 2.2 of this Policy, except as provided below.
Notwithstanding the foregoing, the Committee may determine not to pursue the forfeiture and/or recovery of Erroneously Awarded Compensation from any person if the Committee determines that such forfeiture and/or recovery would be impracticable due to any of the following circumstances: (i) the direct expense paid to a third party (for example, reasonable legal expenses and consulting fees) to assist in enforcing the Policy would exceed the amount to be recovered (following reasonable attempts by the Company Group to recover such Erroneously Awarded Compensation, the documentation of such attempts, and the provision of such documentation to the NYSE) or (ii) recovery would likely cause any otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of Company Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
Recovery of Erroneously Awarded Compensation under this Section 2.1.1 is on a “no fault” basis, meaning that it will occur regardless of whether the Executive Officer engaged in misconduct or was otherwise directly or indirectly responsible, in whole or in part, for the Restatement.
2.1.2    Recoupment of Performance-Based Compensation Based on Fraud or Willful Misconduct
If the Committee determines that a Senior Executive has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a Material Restatement, the Committee will review all Performance-Based Compensation received by such Senior Executive during the fiscal years affected by the Material Restatement. If, in the Committee’s view, the Performance-Based Compensation would have been lower if it had been based on the restated results, the Committee will, to the extent permitted by applicable law, seek recoupment from that Senior Executive of any portion of such Performance-Based Compensation as it deems appropriate after a review of all relevant facts and circumstances. Generally, this review would include consideration of:
•The Committee’s view of what Performance-Based Compensation would have been awarded to or earned by the Senior Executive had the financial statements been properly reported;
•The nature of the events that led to the Material Restatement;
•The conduct of the Senior Executive in connection with the events that led to the Material Restatement;
•Whether the assertion of a claim against the Senior Executive could prejudice the Company's overall interests and whether other penalties or punishments are being imposed on the Senior Executive, including by third parties such as regulators or other authorities; and
•Any other facts and circumstances that the Committee deems relevant.
2.2    Means of Repayment

The Committee shall have discretion to determine the appropriate means of recovery of Executive Compensation, which may include, without limitation, direct payment in a lump sum from the Executive Officer or Senior Executive, recovery over time, cancellation of outstanding awards, the reduction of future pay and/or awards, and/or any other method which the Committee determines is advisable to achieve reasonably prompt recovery of Executive Compensation.
In the event that the Committee determines that any person shall repay any Executive Compensation, the Company shall provide written notice to such person by email or certified mail to the physical address on file with the Company Group for such person, and the person shall satisfy such repayment in a manner and on such terms as required by the Committee, and the Company Group shall be entitled to set off the repayment amount against any amount owed to the person by the Company Group, to require the forfeiture of any award granted by the Company Group to the person, or to take any and all necessary actions to reasonably promptly recoup the repayment amount from the person, in each case, to the fullest extent permitted under applicable law (provided that any offset from any nonqualified deferred compensation plans (as defined under Section 409A of Code) shall be made in compliance with Section 409A of the Code). If the Committee does not specify a repayment timing in the written notice described above, the applicable person shall be required to repay the Executive Compensation to the Company Group by wire, cash or cashier’s check no later than 30 days after receipt of such notice.
2.3    No Indemnification
No Executive Officer or Senior Executive may be indemnified, insured or reimbursed by the Company Group in respect of any loss of compensation by such person in accordance with this Policy, and no person shall be paid or reimbursed by the Company Group for any premiums paid by such person for any third-party insurance policy covering potential recovery obligations under this Policy. For this purpose, “indemnification” includes any modification to current compensation arrangements or other means that would amount to de facto indemnification (for example, providing the person a new cash award which would be cancelled to effect the recovery of any Erroneously Awarded Compensation). In no event shall the Company Group be required to award any person an additional payment if any Restatement would result in a higher incentive compensation payment.
2.4    Acknowledgement of Executive Officers
As soon as practicable after the effective date of this Policy, each current Executive Officer, and on the date on which a person is appointed to be an Executive Officer, such future Executive Officer will sign an acknowledgement in the form of Exhibit A.

2.5    Miscellaneous
This Policy generally will be administered and interpreted by the Committee. Any determination by the Committee with respect to this Policy shall be final, conclusive and binding on all interested parties. The determinations of the Committee under this Policy need not be uniform with respect to all persons, and may be made selectively amongst persons, whether or not such persons are similarly situated.
The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to applicable law. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy. Recoupment of Executive Compensation under this Policy is not dependent upon the Company Group satisfying any conditions in this Policy, including any requirements to provide applicable documentation to the NYSE.
The rights of the Company Group under this Policy to seek forfeiture or reimbursement is in addition to, and not in lieu of, any rights of recoupment, or remedies or rights other than recoupment, that may be available to the Company Group pursuant to the terms of any law, government regulation or stock exchange listing requirement or any other policy, code of conduct, employee handbook, employment agreement, equity award agreement, or other plan or agreement of the Company Group.
This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.
2.6    Amendment and Termination
To the extent permitted by, and in a manner consistent with applicable law, including SEC and NYSE rules, the Committee may terminate, suspend or amend this Policy at any time in its discretion. Additionally, this Policy will be deemed to be automatically updated to incorporate any requirement of law, the SEC, NYSE rules, rule or regulation applicable to the Company Group. Unless otherwise required by applicable law, this Policy shall no longer be effective from and after the date that the Company no longer has a class of securities publicly listed on a United States national securities exchange.
2.7    Successors
This Policy shall be binding and enforceable against all persons and their respective beneficiaries, heirs, executors, administrators or other legal representatives with respect to any Covered Compensation or Performance-Based Compensation granted, vested or paid to or administered by such persons or entities.

3.0     SUPPORTING DOCUMENTS

Doc Number	Title

4.0    SUPERSEDED DOCUMENTS

Document Number & Revision	Title
ITT Corporation Board of Directors Policy on Recoupment of Performance-Based Compensation in Material Financial Restatement Situations

5.0    CHANGE LOG
Document all modifications to this policy in DESCENDING order (most recent to oldest) and include when policy was initially released and expired.

Date	Rev	Change Made	Reason	Name

Exhibit A

ACKNOWLEDGMENT, CONSENT AND AGREEMENT

I acknowledge that I have received and reviewed a copy of the ITT Inc. Clawback Policy (as may be amended from time to time, the “Policy”) and I consent to and agree to be bound by and subject to its terms and conditions. I further acknowledge, understand and agree that the Policy may affect the compensation that I receive, have received or may become entitled to receive from the Company or its Subsidiaries or affiliates under various agreements, plans and arrangements with the Company or its Subsidiaries or affiliates and I waive any rights I may have to indemnification, insurance payments or other reimbursement by or from the Company Group for any such compensation that is subject to recoupment and/or forfeiture under the Policy. Capitalized terms not defined herein have the meanings set forth in the Policy.

Signed: _________________________________________
Print Name: _________________________________________
Date: _________________________________________